     Exhibit 99.1
CARRIZO OIL & GAS, INC.                      News

PRESS RELEASE    Contact:    Jeffrey P. Hayden, CFA, VP - Investor Relations
(713) 328-1044
Kim Pinyopusarerk, Manager - Investor Relations
    (713) 358-6430

CARRIZO OIL & GAS, INC. ANNOUNCES FOURTH QUARTER AND YEAR-END RESULTS AND PROVIDES 2016 GUIDANCE

HOUSTON, February 22, 2016 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the Company’s financial results for the fourth quarter of 2015 and provided an operational update, which includes the following highlights:

•	Record Oil Production of 24,942 Bbls/d, 13% above the fourth quarter of 2014

•	Record Total Production of 40,159 Boe/d, 7% above the fourth quarter of 2014

•	Loss From Continuing Operations of $380.7 million, or ($6.73) per diluted share, and Adjusted Net Income (as defined below) of $18.5 million, or $0.32 per diluted share

•	Adjusted EBITDA (as defined below) of $112.1 million

•	Delivered 246% reserve replacement from all sources with a drill-bit F&D cost of $15.40 per Boe

•	Announcing 2016 drilling and completion capital expenditure plan of $270-$290 million

•	Announcing 2016 crude oil production growth target of 8%

Carrizo reported a fourth quarter of 2015 loss from continuing operations of $380.7 million, or $6.73 per basic and diluted share compared to income from continuing operations of $129.5 million, or $2.84 and $2.79 per basic and diluted share, respectively, in the fourth quarter of 2014. The loss from continuing operations for the fourth quarter of 2015 includes certain items typically excluded from published estimates by the investment community, including the full cost ceiling test impairment recognized this quarter. Adjusted net income, which excludes the impact of these items as described in the statements of operations included below, for the fourth quarter of 2015 was $18.5 million, or $0.33 and $0.32 per basic and diluted share, respectively, compared to $14.8 million, or $0.32 per basic and diluted share in the fourth quarter of 2014.

For the fourth quarter of 2015, adjusted earnings before interest, income taxes, depreciation, depletion, and amortization, as described in the statements of operations included below (“Adjusted EBITDA”), was $112.1 million, a decrease of 13% from the prior year quarter as the impact of lower commodity prices more than offset the impact of higher production volumes.

Production volumes during the fourth quarter of 2015 were 3,695 MBoe, or 40,159 Boe/d, an increase of 7% versus the fourth quarter of 2014. The year-over-year production growth was driven by strong results from the Company’s Eagle Ford assets. Oil production during the fourth quarter of 2015 averaged 24,942 Bbls/d, an increase of 13% versus the fourth quarter of 2014 and 6% versus the prior quarter; natural gas and NGL production averaged 67,110 Mcf/d and 4,032 Bbls/d, respectively, during the fourth quarter of 2015. Fourth quarter of 2015 production exceeded the high end of Company guidance due primarily to strong performance from the Company’s Eagle Ford assets.

Drilling and completion capital expenditures for the fourth quarter of 2015 were $104.5 million. More than 75% of the fourth quarter drilling and completion spending was in the Eagle Ford. Land and seismic expenditures during the quarter were $9.5 million.

Given the decline in commodity prices, Carrizo is reducing its planned capital spending in 2016 vs. 2015. Carrizo's initial 2016 drilling and completion plan is $270-$290 million, a decrease of nearly 45% from the 2015 level. This level of spending should allow the Company to run one to two rigs in the Eagle Ford during the year as well as continue to test its acreage in the Delaware Basin. The Company’s initial land and seismic capital expenditure plan is $15 million.

Based on this level of activity, Carrizo is providing initial 2016 oil production guidance of 24,700-25,300 Bbls/d. Using the midpoint of this range, the Company’s 2016 oil production growth guidance is 8%. For natural gas and NGLs, Carrizo is providing initial 2016 guidance of 45-60 MMcf/d and 3,700-4,000 Bbls/d, respectively. For the first quarter of 2016, Carrizo expects oil production to be 24,800-25,200 Bbls/d, and natural gas and NGL production to be 60-64 MMcf/d and 3,800-4,000 Bbls/d, respectively. Additionally, Carrizo currently expects crude oil production in the fourth quarter of 2016 to exceed crude oil production in the fourth quarter of 2015. A summary of Carrizo’s production, commodity price realization, and cost guidance is provided in the attached tables.

S.P. “Chip” Johnson, IV, Carrizo’s President and CEO, commented on the results, “We wrapped up a challenging year with another strong quarter operationally, with production again exceeding our forecast and operating expenses coming in below our forecast. We remain focused on further driving down costs and improving efficiencies throughout our operations. Additionally, we are seeing the benefit of our overhead reduction initiatives, which should result in an approximate 15% reduction in our annual cash G&A expense this year. Financially, we ended the year with a solid liquidity position as we had an undrawn revolver and a strong 2016 hedge book. This, coupled with our deep inventory of some of the lowest break-even-cost assets in the industry, has us well positioned to manage the current environment and quickly ramp up production once we get an appropriate commodity price signal.

“Despite the substantial reduction in commodity prices from 2014 to 2015, the Company was still able to grow its proved reserves by 13% during the year. This speaks to the highly economical nature of our reserves in the Eagle Ford, where we currently believe that more than 80% of our drilling inventory is economical below $40/Bbl WTI.

“Our primary focus in the current commodity price environment is protecting our balance sheet. As a result, we are reducing our drilling and completion capital expenditure plan by nearly 45% for 2016. However, despite the significant reduction, we still expect to keep our oil production roughly flat with the fourth quarter of 2015. While the current program is focused on the Eagle Ford, it also provides us with the flexibility to continue testing our Delaware Basin acreage and manage our leasehold in other areas. Based on the current commodity price strip, we believe this plan optimizes our cash flow, liquidity, and leverage metrics not just in 2016, but also in future years. The plan also provides the Company with enough flexibility to quickly increase or decrease activity in response to further changes in the commodity price outlook.”

2015 Proved Reserves

The Company’s proved reserves as of December 31, 2015 were 170.6 MMBoe, a 13% increase over year-end 2014, including a record 109.6 MMBbls of crude oil, a 9% increase over year-end 2014. The Company’s PV-10 value was $1.4 billion as of December 31, 2015.

The table below summarizes the Company’s year-end 2015 proved reserves and PV-10 by region as determined by the Company’s independent reservoir engineers, Ryder Scott Company, L.P. in accordance with Securities and Exchange Commission guidelines, using pricing for the twelve months ended December 31, 2015 based on the West Texas Intermediate benchmark crude oil price of $50.28/Bbl and the Henry Hub benchmark natural gas price of $2.58/MMBtu, before adjustment for differentials.

	Crude Oil	NGLs	Natural Gas	Total	PV-10
Region	(MMBbl)	(MMBbl)	(Bcf)	(MMBoe)	($MM)
Eagle Ford	105.8	19.0	115.4	144.0	$1,255.3
Niobrara	2.8	0.5	3.4	3.9	40.3
Marcellus	—	—	118.8	19.8	42.2
Utica	0.6	0.4	5.4	1.9	16.9
Delaware Basin and other	0.4	0.3	1.9	1.0	10.5
Total	109.6	20.2	244.9	170.6	$1,365.2

The table below summarizes the changes in the Company’s proved reserves during 2015.

	Crude Oil	NGLs	Natural Gas	Total
	(MMBbl)	(MMBbl)	(Bcf)	(MMBoe)
Proved reserves - December 31, 2014	100.7	13.5	221.0	151.1
Revisions of previous estimates	(9.1)	2.8	11.8	(4.4)
Extensions and discoveries	26.4	5.3	33.9	37.3
Production	(8.4)	(1.4)	(21.8)	(13.4)
Proved reserves - December 31, 2015	109.6	20.2	244.9	170.6
Proved developed - December 31, 2015	42.3	7.9	154.7	76.0

The following table summarizes the Company’s costs incurred in oil and gas property acquisition, exploration, and development activities for the year ended December 31, 2015.

Total
($MM)
Property acquisition costs
Proved property acquisition costs	$—
Unproved property acquisition costs	63.5
Total property acquisition costs	63.5
Exploration costs	117.2
Development costs	389.4
Total costs incurred (1)	$570.1

(1)	Total costs incurred includes capitalized general and administrative expense and asset retirement obligations and excludes capitalized interest.

2015 highlights include:

•	Total reserve replacement was 246% at an all sources F&D cost of $17.33 per Boe

•	Drill-bit reserve replacement was 246% at an F&D cost of $15.40 per Boe

•	Excluding negative price-related revisions of 15.8 MMBoe, drill-bit reserve replacement was 363% at an F&D cost of $10.40 per Boe

•	Drill-bit reserve replacement in the Eagle Ford was 324% at an F&D cost of $12.82 per Boe

•	Eagle Ford reserves increased to 144.0 MMBoe, an 18% increase from the 122.5 MMBoe at year-end 2014

•	Crude oil represents 64% of total proved reserves and 88% of the total PV-10 value at December 31, 2015

•	Proved developed reserves increased to 76.0 MMBoe at year-end 2015, a 16% increase from the 65.5 MMBoe at year-end 2014

•	45% of total proved reserves at December 31, 2015 are classified as proved developed, compared to 43% at year-end 2014

Operational Update

In the Eagle Ford, Carrizo drilled 17 gross (16.8 net) operated wells during the fourth quarter and completed 13 gross (12.8 net) wells. Crude oil production from the play rose to more than 22,300 Bbls/d for the quarter, up from about 20,700 Bbls/d in the prior quarter. At the end of the quarter, Carrizo had 29 gross (27.3 net) operated Eagle Ford wells waiting on completion, equating to net crude oil production potential of approximately 10,200 Bbls/d. The Company is operating two rigs in the Eagle Ford and currently expects to drill approximately 49 gross (46 net) operated wells and complete 56 gross (53 net) operated wells in the play during 2016.

Carrizo is testing multiple initiatives aimed at significantly increasing its Lower Eagle Ford drilling inventory on its existing acreage position. The Company continues to see encouraging results from its remaining 330 ft. downspacing tests, and currently has production online from three pads testing even tighter spacing through various stagger-stack configurations within the Lower Eagle Ford. The stagger-stack pads are currently testing effective lateral spacing ranging from 165 ft. to 280 ft. which, if successful, could increase Carrizo's drilling inventory by 200 to more than 800 net locations relative to a single layer development plan at 330 ft. spacing. The pads have been online for periods ranging from three to four months, and to date, the Company has not seen any data that would indicate a stagger-stack development is not feasible. However, more production history is needed to determine optimal spacing. Carrizo plans to provide an update on the results of these initiatives later this year.

During 2015, Carrizo also began production from its initial Upper Eagle Ford test. The well has been on production for 115 days, and had a 30-day peak rate of 395 Boe/d (93% oil). While the well experienced a lower initial production rate relative to the Company's Lower Eagle Ford wells, it has also exhibited a shallower decline. Importantly, the Upper Eagle Ford formation does appear to be acting independently of the Lower Eagle Ford, adding another layer of potential to the Company's development options in the region. Carrizo currently estimates that the Upper Eagle Ford could add approximately 50 net locations to its inventory count. While the Company does not currently expect to allocate much near-term capital to the Upper Eagle Ford, Carrizo currently believes it is able to hold all of its Upper Eagle Ford rights with wells drilled in the Lower Eagle Ford.

The Company continues to improve its drilling efficiency in the Eagle Ford, with recent leading edge spud-to-total-depth drilling times now becoming more the norm as it has further optimized its drilling program using the two newbuild rigs it received in 2015. As a result, the Company drilled approximately 2.8 long-lateral wells per rig per month in the fourth quarter, up from approximately 2.4 in the prior quarter.

Carrizo’s position in the Eagle Ford remains in excess of 84,000 net acres. As the Company believes that the Eagle Ford is one of the lowest break-even cost plays in the U.S., Carrizo continues to look for opportunities to add to its acreage position in the current environment.

In the Delaware Basin, Carrizo has drilled five gross operated wells to test the Wolfcamp Shale, including three wells drilled during the fourth quarter. All five wells are located along the border of Culberson and Reeves counties in Texas and have targeted the Wolfcamp A bench. The Company was able to significantly improve its drilling efficiency over the period as the most efficient well was drilled in 24 days, down from 44 days for the initial well after excluding the additional time to drill the pilot hole. Carrizo expects to reduce the average time between spud and rig release to 15-20 days. Based on this, the Company believes future drilling and completion costs should be approximately $7.5 million for a long-lateral well. To date, three of the wells have been completed, with the third recently starting flowback. Due to a fire at a third-party operated midstream facility in December, the initial two wells are presently shut-in. The Company currently expects to complete at least one of its remaining drilled-but-uncompleted wells during 2016.

Carrizo's first operated well in the Delaware Basin, the Mustang State 1H, began flowback in October. The well was drilled with an approximate 7,250 ft. lateral and completed with 33 frac stages. Prior to the third-party plant fire, the well's peak 30-day rate was 823 Boe/d (43% oil). In January, Carrizo elected to isolate a portion of the wellbore and test 3,000 ft. of lateral (approximately 14 frac stages) in the heel, which appears to have treated more effectively. The Company produced this section of the well for eight days at an average rate of 832 Boe/d (37% oil) before shutting the well in. Normalizing this test data for a full length lateral implies outperformance relative to the nearest industry offset well. Carrizo operates the Mustang well with an approximate 82% working interest. Carrizo's second operated well, the Avenger State 1H, produced for 44 days before being shut-in. At that time, the well was producing approximately 240 Boe/d (50% oil), with production still increasing. The Company considered this well to have higher geologic risk as it was drilled near a fault, and the test data confirmed a higher water cut. Carrizo operates the Avenger well with an 87% working interest. Data from both of these wells will aid the Company in future well location and frac design.

At the end of the year, Carrizo held an interest in approximately 22,000 net acres in the Delaware Basin. Given the significant decline in commodity prices since the third quarter update, the Company has elected to withdraw the majority of the acquisition offers it had previously disclosed. Carrizo continues to like the potential of the Delaware Basin and seeks to expand its acreage position in the play over time.

In the Niobrara Formation, Carrizo completed 8 gross (4.4 net) wells during the quarter. Crude oil production from the Niobrara was more than 1,900 Bbls/d for the quarter, down from approximately 2,000 Bbls/d in the prior quarter due to the Company's limited activity in the play. For 2016, Carrizo has allocated a small amount of capital to the Niobrara for the completion of several drilled-but-uncompleted wells as well as lease maintenance activity.

In Appalachia, which encompasses the Company's Utica and Marcellus positions, Carrizo did not drill or complete any operated wells during the fourth quarter. Oil and condensate production from the Utica during the quarter was approximately 460 Bbls/d, down relative to the third quarter as no new operated wells were added in the play. In the dry gas window of the Marcellus, the Company's production increased to 41.6 MMcf/d from 26.7 MMcf/d in the prior quarter as the Company was able to obtain improved pricing during the winter months and accordingly reduced its voluntary production curtailments. As was the case in 2015, Carrizo expects to vary its 2016 Marcellus production based on local market pricing. If pricing deteriorates materially from current levels, the Company would expect to increase its volume curtailments. However, if regional pricing were to materially improve, the Company could significantly ramp up its Marcellus production. Carrizo does not currently plan to drill or complete any wells in Appalachia during 2016.

Financial Position and Liquidity

As of December 31, 2015, Carrizo had total debt outstanding of $1,254.4 million and cash and cash equivalents of $42.9 million. Net Debt to Adjusted EBITDA (as defined by the agreement governing the revolving credit facility and based on the trailing four quarters) was 2.7x for the fourth quarter. The borrowing base on the Company’s senior credit facility is currently $685.0 million, and as of February 19, 2016, Carrizo had nothing drawn on the facility.

Hedging Activity

Carrizo currently has hedges in place for approximately 60% of estimated crude oil production for 2016 (based on the midpoint of guidance). For the year, the Company has hedges covering approximately 14,800 Bbls/d of crude oil (comprised of 9,315 Bbls/d of swaps at an average price of $60.03/Bbl and 5,492 Bbls/d of collars at a weighted average floor price of $50.97/Bbl and a weighted average ceiling price of $74.73/Bbl). Additionally, Carrizo will receive $44.8 million of cash flow during 2016 relating to the offsetting hedge transactions it entered into during the first quarter of 2015.

The Company has recently begun adding crude oil hedges for 2017. For the first half of 2017, Carrizo has swaps covering 6,000 Bbls/d of crude oil at a fixed price of $50.27/Bbl. Additionally, Carrizo will receive $2.7 million of cash flow during the first quarter of 2017 relating to the offsetting hedge transactions it entered into during the first quarter of 2015. (Please refer to the attached tables for a detailed summary of the Company’s derivative contracts.)

Conference Call Details

The Company will hold a conference call to discuss 2015 fourth quarter and year-end financial results on Tuesday, February 23, 2016 at 10:00 AM Central Standard Time. To participate in the call, please dial (800) 406-9725 (U.S. & Canada) or +1 (303) 223-4375 (Intl.) ten minutes before the call is scheduled to begin. A replay of the call will be available through Tuesday, March 1, 2016 at 12:00 PM Central Standard Time at (800) 633-8284 (U.S. & Canada) or +1 (402) 977-9140 (Intl.). The reservation number for the replay is 21806344 for U.S., Canadian, and International callers.

A simultaneous webcast of the call may be accessed over the internet by visiting our website at http://www.carrizo.com, clicking on “Upcoming Events”, and then clicking on “Fourth Quarter and Year-end 2015 Earnings Call Webcast.” To listen, please go to the website in time to register and install any necessary software. The webcast will be archived for replay on the Carrizo website for 7 days.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas, the Delaware Basin in West Texas, the Utica Shale in Ohio, the Niobrara Formation in Colorado, and the Marcellus Shale in Pennsylvania.

Statements in this release that are not historical facts, including but not limited to those related to capital requirements, capital expenditure and other spending plans, economical basis of wells or inventory, rig program, effect of transactions offsetting hedge positions, production, average well returns, acquisitions, effects of transactions, targeted ratios and other metrics, the ability to acquire additional acreage, midstream infrastructure availability and capacity, timing, levels of and potential production, downspacing, crude oil production potential and growth, oil and gas prices, drilling and completion activities, drilling inventory, including timing thereof, resource potential, well costs, production mix, development plans, growth, midstream matters, use of proceeds, hedging activity, the ability to maintain a sound financial position, the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company’s strategies, expected income tax rates and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include assumptions regarding well costs, estimated recoveries, pricing and other factors affecting average well returns, results of wells and testing, failure of actual production to meet expectations, performance of rig operators, spacing test results, availability of gathering systems, costs of oilfield services, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, actions by purchasers or sellers of properties, satisfaction of closing conditions, integration and effects of acquisitions, market and other conditions, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in the Company’s Form 10-K for the year ended December 31, 2015 and its other filings with the U.S. Securities and Exchange Commission. There can be no assurance any transaction described in this press release will occur on the terms or timing described, or at all.

Non-GAAP Measures

This release makes reference to adjusted EBITDA, adjusted net income, adjusted total revenues, discretionary cash flows from continuing operations, PV-10 value, all sources and drill-bit F&D cost, all sources and drill-bit reserve replacement and drill-bit F&D cost and reserve replacement excluding the impact of negative price related revisions of previously estimated proved reserves, all of which are non-GAAP measures.

The following table reconciles the standardized measure of future net cash flows, the most directly comparable GAAP measure, to the PV-10 value of the Company’s proved reserves as of December 31, 2015.

Reconciliation of Standardized Measure of Discounted Future Net Cash Flows (GAAP) to PV-10 Value (Non-GAAP)	As of December 31, 2015 (in millions)
Standardized measure of discounted future net cash flows (GAAP)	$1,365.2
Add: present value of future income taxes discounted at 10% per annum	—
PV-10 value (Non-GAAP)	$1,365.2

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenues
Crude oil	$86,542	$140,882	$376,094	$610,483
Natural gas liquids	4,006	5,381	15,608	25,050
Natural gas	8,874	17,012	37,501	74,654
Total revenues	99,422	163,275	429,203	710,187
Cash received (paid) for derivative settlements, net	52,387	11,970	194,296	(13,529)
Adjusted total revenues	151,809	175,245	623,499	696,658
Costs and Expenses
Lease operating	22,748	23,155	90,052	74,157
Production taxes	4,370	6,878	17,683	29,544
Ad valorem taxes	2,243	2,881	9,255	8,450
Cash general and administrative, net	10,327	13,879	51,430	51,151
Total costs and expenses	39,688	46,793	168,420	163,302
Adjusted EBITDA, as defined	$112,121	$128,452	$455,079	$533,356
Adjusted EBITDA per common share-Basic	$1.98	$2.81	$8.84	$11.76
Adjusted EBITDA per common share-Diluted	$1.96	$2.77	$8.73	$11.55

Other items of expense included in Adjusted Net Income, as defined
Depreciation, depletion and amortization	$65,577	$88,471	$300,035	$317,383
Interest expense, net	17,792	16,614	69,195	53,171
Adjusted income before income taxes	28,752	23,367	85,849	162,802
Adjusted income tax expense	(10,263)	(8,529)	(30,648)	(59,423)
Adjusted Net Income, as defined	$18,489	$14,838	$55,201	$103,379
Adjusted net income per common share-Basic	$0.33	$0.32	$1.07	$2.28
Adjusted net income per common share-Diluted	$0.32	$0.32	$1.06	$2.24

Other items of income (expense) included in Income (Loss) From Continuing Operations
Non-cash gain (loss) on derivatives, net	$4,278	$178,784	($95,035)	$215,436
Non-cash general and administrative (expense) benefit, net	(2,018)	2,331	(15,794)	(25,878)
Impairment of oil and gas properties	(411,615)	—	(1,224,367)	—
Loss on extinguishment of debt	—	—	(38,137)	—
Other expense, net	(487)	(614)	(11,276)	(2,150)
Income (Loss) From Continuing Operations Before Income Taxes	(381,090)	203,868	(1,298,760)	350,210
Income tax (expense) benefit	419	(74,417)	140,875	(127,927)
Income (Loss) From Continuing Operations	($380,671)	$129,451	($1,157,885)	$222,283
Income From Discontinued Operations, Net of Income Taxes	506	4,808	2,731	4,060
Net Income (Loss)	($380,165)	$134,259	($1,155,154)	$226,343

Net Income (Loss) Per Common Share - Basic
Income (loss) from continuing operations	($6.73)	$2.84	($22.50)	$4.90
Income from discontinued operations, net of income taxes	0.01	0.10	0.05	0.09
Net income (loss)	($6.72)	$2.94	($22.45)	$4.99

Net Income (Loss) Per Common Share - Diluted
Income (loss) from continuing operations	($6.73)	$2.79	($22.50)	$4.81
Income from discontinued operations, net of income taxes	0.01	0.10	0.05	0.09
Net income (loss)	($6.72)	$2.89	($22.45)	$4.90

Weighted Average Common Shares Outstanding
Basic	56,544	45,656	51,457	45,372
Diluted	57,094	46,455	52,105	46,194

CARRIZO OIL & GAS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(Unaudited)

	December 31, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$42,918	$10,838
Accounts receivable, net	54,721	92,946
Derivative assets	131,100	171,101
Other current assets	3,443	3,736
Total current assets	232,182	278,621
Property and equipment
Oil and gas properties, full cost method
Proved properties, net	1,369,151	2,086,727
Unproved properties, not being amortized	335,452	535,197
Other property and equipment, net	12,258	7,329
Total property and equipment, net	1,716,861	2,629,253
Deferred income taxes	46,758	—
Derivative assets	1,115	43,684
Debt issuance costs	24,873	25,403
Other assets	5,116	4,515
Total Assets	$2,026,905	$2,981,476

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$74,065	$106,819
Revenues and royalties payable	67,808	66,954
Accrued capital expenditures	39,225	106,149
Accrued interest	21,981	21,149
Liabilities of discontinued operations	2,666	4,405
Deferred income taxes	46,758	61,258
Other current liabilities	32,981	57,570
Total current liabilities	285,484	424,304
Long-term debt	1,255,676	1,351,346
Liabilities of discontinued operations	1,088	8,394
Deferred income taxes	—	77,349
Asset retirement obligations	16,183	12,187
Derivative liabilities	12,648	17
Other liabilities	11,772	4,438
Total liabilities	1,582,851	1,878,035
Commitments and contingencies
Shareholders’ equity
Common stock, $0.01 par value, 90,000,000 shares authorized; 58,332,993 issued and outstanding as of December 31, 2015 and 46,127,924 issued and outstanding as of December 31, 2014	583	461
Additional paid-in capital	1,411,081	915,436
Retained earnings (Accumulated deficit)	(967,610)	187,544
Total shareholders’ equity	444,054	1,103,441
Total Liabilities and Shareholders’ Equity	$2,026,905	$2,981,476

CARRIZO OIL & GAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FROM OPERATING ACTIVITIES
(in thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Cash Flows From Operating Activities
Net income (loss)	($380,165)	$134,259	($1,155,154)	$226,343
Income from discontinued operations, net of income taxes	(506)	(4,808)	(2,731)	(4,060)
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities from continuing operations
Depreciation, depletion and amortization	65,577	88,471	300,035	317,383
Impairment of oil and gas properties	411,615	—	1,224,367	—
(Gain) loss on derivatives, net	(56,665)	(190,754)	(99,261)	(201,907)
Cash received (paid) for derivative settlements, net	52,387	11,970	194,296	(13,529)
Loss on extinguishment of debt	—	—	38,137	—
Stock-based compensation, net	5,526	(2,331)	14,729	25,878
Deferred income taxes	(337)	74,417	(140,875)	127,927
Non-cash interest expense, net	725	2,251	4,289	4,272
Other, net	1,155	4,084	5,709	2,379
Changes in operating assets and liabilities-
Accounts receivable	2,386	433	29,781	(1,334)
Accounts payable	5,498	(5,786)	(12,617)	27,238
Accrued liabilities	(11,903)	2,277	(17,517)	(3,096)
Other, net	(777)	(895)	(4,453)	(5,219)
Net cash provided by operating activities from continuing operations	$94,516	$113,588	$378,735	$502,275
Changes in working capital attributable to operating activities and other non-recurring items, net	564	3,971	6,780	(16,906)
Discretionary cash flows from continuing operations	$95,080	$117,559	$385,515	$485,369

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND REALIZED PRICES
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Total production volumes -
Crude oil (MBbls)	2,295	2,036	8,415	6,906
NGLs (MBbls)	371	278	1,352	926
Natural gas (MMcf)	6,174	6,926	21,812	24,877
Total barrels of oil equivalent (MBoe)	3,695	3,468	13,402	11,978

Daily production volumes by product -
Crude oil (Bbls/d)	24,942	22,130	23,054	18,921
NGLs (Bbls/d)	4,032	3,022	3,705	2,537
Natural gas (Mcf/d)	67,110	75,283	59,758	68,156
Total barrels of oil equivalent (Boe/d)	40,159	37,696	36,719	32,816

Daily production volumes by region (Boe/d) -
Eagle Ford	29,058	25,220	26,377	21,131
Niobrara	2,642	2,846	2,957	2,585
Marcellus	6,934	8,748	5,850	8,354
Utica	1,219	629	1,286	288
Delaware Basin and other	306	253	249	458
Total barrels of oil equivalent (Boe/d)	40,159	37,696	36,719	32,816

Realized prices -
Crude oil ($ per Bbl)	$37.71	$69.20	$44.69	$88.40
Crude oil ($ per Bbl) - including impact of derivative settlements	$58.11	$74.69	$65.67	$87.06
NGLs ($ per Bbl)	$10.80	$19.36	$11.54	$27.05
Natural gas ($ per Mcf)	$1.44	$2.46	$1.72	$3.00
Natural gas ($ per Mcf) - including impact of derivative settlements	$2.34	$2.57	$2.53	$2.83

CARRIZO OIL & GAS, INC.
COMMODITY DERIVATIVE CONTRACTS - AS OF FEBRUARY 19, 2016
(Unaudited)

CRUDE OIL DERIVATIVE CONTRACTS (1)

			Weighted Average	Weighted Average
		Volume	Floor Price	Ceiling Price
Period	Type of Contract	(in Bbls/d)	($/Bbl)	($/Bbl)
Q1 2016	Fixed Price Swaps	8,000	$60.03
	Costless Collars	10,000	$52.13	$72.60
Q2 2016	Fixed Price Swaps	9,750	$60.03
	Costless Collars	4,000	$50.00	$76.50
Q3 2016	Fixed Price Swaps	9,750	$60.03
	Costless Collars	4,000	$50.00	$76.50
Q4 2016	Fixed Price Swaps	9,750	$60.03
	Costless Collars	4,000	$50.00	$76.50

Q1 - Q2 2017	Fixed Price Swaps	6,000	$50.27

FY 2018	Sold Call Options	3,388		$63.98

FY 2019	Sold Call Options	3,875		$65.98

FY 2020	Sold Call Options	4,575		$67.95

NATURAL GAS DERIVATIVE CONTRACTS

			Weighted Average
		Volume	Ceiling Price
Period	Type of Contract	(in MMBtu/d)	($/MMBtu)
FY 2017	Sold Call Options	33,000	$3.00

FY 2018	Sold Call Options	33,000	$3.25

FY 2019	Sold Call Options	33,000	$3.25

FY 2020	Sold Call Options	33,000	$3.50

(1)
On February 11, 2015, Carrizo entered into derivative transactions offsetting its existing crude oil derivative contracts covering the periods from March 2015 through December 2016. Both the existing crude oil derivative contracts as well as the offsetting positions have been excluded from the table above. As a result, in addition to the net cash to be paid or received from settlements of the derivative contracts listed above, Carrizo will receive cash from, and will recognize revenue and Adjusted EBITDA for, the offsetting transactions as follows:

FIXED REVENUE AND ADJUSTED EBITDA FROM OFFSETTING HEDGE TRANSACTIONS

Period	Net Cash from Derivative Settlements (in thousands)
Q1 2016	$18,338
Q2 2016	$9,266
Q3 2016	$9,266
Q4 2016	$7,912

Q1 2017	$2,695

CARRIZO OIL & GAS, INC.
FIRST QUARTER AND FULL YEAR 2016 GUIDANCE SUMMARY

	First Quarter 2016	Full Year 2016
Daily Production Volumes -
Crude oil (Bbls/d)	24,800 - 25,200	24,700 - 25,300
NGLs (Bbls/d)	3,800 - 4,000	3,700 - 4,000
Natural gas (Mcf/d)	60,000 - 64,000	45,000 - 60,000
Total (Boe/d)	38,600 - 39,867	35,900 - 39,300

Unhedged Commodity Price Realizations -
Crude oil (% of NYMEX oil)	84.0% - 86.0%	N/A
NGLs (% of NYMEX oil)	18.0% - 23.0%	N/A
Natural gas (% of NYMEX gas)	64.0% - 69.0%	N/A

Cash received for derivative settlements, net (in millions)	$49.0 - $52.0	N/A

Costs and Expenses -
Lease operating ($/Boe)	$6.25 - $6.75	$6.50 - $7.25
Production taxes (% of total revenues)	4.25% - 4.50%	4.25% - 4.75%
Ad valorem taxes (in millions)	$2.0 - $2.5	$9.0 - $11.0
Cash general and administrative, net (in millions)	$12.0 - $12.5	$42.5 - $44.5
DD&A ($/Boe)	$15.00 - $16.00	$14.00 - $16.00

Drilling and completion capital expenditures (in millions)	N/A	$270.0 - $290.0